EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (hereinafter referred to as the “Agreement”) has been entered into with effect as of this 18th day of March 2014 by and between Identive Group, Inc., a Delaware corporation, having its principal executive offices at 39300 Civic Center Drive, Suite 160, Fremont, CA 94538, United States of America (hereinafter together with all the companies directly and indirectly controlled by it referred to as the “Company”) and Mr. Lawrence Midland resident in the State of California, United States of America (hereinafter also referred to as the “Executive”).

The Executive shall serve the Company in the capacity of President, with operational responsibilities over global support and professional services, and shall report directly to the Chief Executive Officer. The Executive shall fully and faithfully perform such duties and exercise such powers as are incidental to such position in connection with the business of the Company.

The Executive shall devote his full attention by using his best efforts to apply his skills and experience to perform his duties hereunder and promote the interests of the business and projects of the Company. The Executive acknowledges that he may be required to work beyond the normal work week for the proper performance of his duties, and that he shall not receive further remuneration in respect of such additional hours.

The Executive shall be normally based in the offices of the Company in California; however the Company will cover all of the Executive’s reasonable travel and communication costs to the Company’s other offices. The Executive agrees to travel on the Company’s business as may be required for the proper performance of his duties.

2. COMPENSATION

a) Base salary: During the term of this Agreement, the Executive shall be paid an amount of $200,000 per year, payable in accordance with the Company’s current payroll practices, as fixed salary, less the Executive’s share of applicable payroll related taxes.

b) Bonus: For services rendered during the term of this Agreement the Executive shall be paid an annual bonus in the amount of USD 100,000. The measurements and criteria for earning and form and timing of payment shall be determined by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors of the Company.

3. BENEFITS, PERQUISITES AND BUSINESS EXPENSES

a) The Executive shall be entitled to participate in any equity incentive Plan of the Company on such terms as may be determined by the Chairman, the Compensation Committee, or the Board of Directors of the Company. The Executive shall be granted options to purchase 400,000 shares of the Company’s common stock. Such options will have an exercise price equal to the closing price of the Company’s common stock on The

NASDAQ Stock Market on the date of grant, will vest 25% after one year with the remaining options vesting over three years in 36 equal monthly installments, and have a term of ten years. In addition, the Company will grant the Executive 100,000 Restricted Stock Units, which will vest 25% after one year with remaining units vesting over three years in 12 equal quarterly installments.

b) The Executive shall be entitled to be reimbursed for all reasonable expenses incurred by the Executive in connection with the conduct of the business of the Company pursuant to this Agreement. Such expenses shall be reimbursed within thirty (30) days following presentation of sufficient evidence of such expenditures.

c) The Company shall provide the Executive with customary benefits, which are subject to change from time to time at the discretion of the Company.

d) The Executive shall be entitled to five (5) weeks of paid vacation per annum.

4. TERM AND TERMINATION

a) Term. The term of this Agreement shall be effective for a three-year period from January 1, 2014, and shall continue until December 31, 2016 (the “Term”), unless terminated earlier in accordance with this Section 4. The Term may be extended by the mutual consent of the parties hereto at any time prior to its expiration.

b) Termination by the Company without cause: The Company shall be entitled to terminate this Agreement at any time without cause by giving twelve (12) months prior written notice of the termination but the Company shall be required to continue to pay the Executive’s monthly base salary and, if applicable, any applicable bonus payments (which shall be pro rata for such applicable portion of the then current fiscal year) until the end of the notice period. The Executive shall execute such documents and/or agreements, including a waiver and release, as may be required by the Company in connection with such termination, consistent with Company policy and practice as in effect from time to time.

c) Termination by the Company for cause: The Company shall be entitled to terminate this Agreement for cause at any time without notice and without any payment in lieu of notice. In the event of termination for cause, the Company’s obligations hereunder with respect to periods following termination shall immediately cease and terminate and the Executive shall be immediately relieved of all of his responsibilities and authorities as an officer, director and employee of the Company and as an officer, director and employee of each and every affiliate in the Company and in such an event there will be no continued monthly fee payments by the Company to the Executive. For purposes of this Section 5, “cause” shall include, without limitation, the following circumstances,

i)	The Executive has committed a criminal offence involving moral turpitude;

ii)	The Executive, in carrying out his duties hereunder, (i) has been willfully and grossly negligent, or (ii) has committed willful and gross misconduct or, (iii) has failed to comply with a lawful instruction or directive from the Board of Directors (and which is not otherwise cured within thirty (30) days of notice of such breach); or

iii)	The Executive has breached a material term of this Agreement (and which is not cured within Ninety (90) days),

Termination of this Agreement for cause shall be effective upon the date of the notice of termination given to the Executive and the lapse of any applicable cure period without remedy of the matters set out in such notice.

d)	Termination Following a Change of Control.

(i) Definition of Change of Control. For purposes of this Section 4(d), the term "Change of Control" of the Company is defined as:

     (A) any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company representing more than 50% of the Company’s outstanding voting securities or rights to acquire such securities except for any voting securities issued or purchased under any employee benefit plan of the Company or its subsidiaries; or

     (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

     (C) a plan of liquidation of the Company or an agreement for the sale or liquidation of the Company is approved and completed; or

     (D) individuals who, as of the date hereof, constitute the entire Board of Directors of the Company (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board of Directors, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election was approved by a vote of at least a majority of the then Incumbent Directors shall be, for purposes of this provision, considered as though such individual were an Incumbent Director;

     (E) any consolidation or merger of the Company (including, without limitation, a triangular merger) where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

     (F) the Board determines in its sole discretion that a Change in Control has occurred, whether or not any event described above has occurred or is contemplated.

     (ii) Rights and Obligations Upon Termination Following a Change of Control. If, within twelve (12) months following a Change of Control, the Company (or its successor) has reduced the Executive’s position or responsibilities materially, has reduced the Executive’s compensation in excess of 10%, requires the Executive to relocate greater than fifty (50) miles from the Executive’s then-current location, or terminates the Executive other than for cause (as set out in Section 4(c) above), then, provided the Executive executes a general release in a form determined by the Company at the time of termination and such release is not revoked and becomes irrevocable on or before the sixtieth (60th) day following the date of the Executive’s termination:

     (A) The Executive shall be entitled to receive a severance payment equal to 200% of his annual base salary as in effect as of the date of such termination, less applicable withholding, payable in a lump sum, subject to any applicable tax or other withholdings, on the thirtieth (30th) day following the date of the Executive’s termination;

     (B) The vesting of shares subject to all stock options and restricted stock units granted by the Company to the Executive prior to the Change of Control shall accelerate and become vested and exercisable as of the thirtieth (30th) day following the date of the Executive’s termination; and

     (C) If (1) the Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended, and (2) the Executive elects continuation coverage pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period prescribed pursuant to COBRA, reimbursement for health care coverage under COBRA, until the earliest of (x) the date the Executive is no longer eligible to receive continuation coverage pursuant to COBRA, (y) twelve (12) months following such termination, or (z) for such shorter period until the Executive obtains new employment offering health insurance coverage. Payment of the reimbursable amount will be made in a lump sum, subject to any applicable tax or other withholdings, on the last day of the period for which the Executive is entitled to reimbursement.

     (iii) Limitation on Payments. In the event that the benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Service Code (the “Code”), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Executive's benefits under this Agreement shall be either (A) delivered, subject to any applicable tax or other withholdings, in full, or (B) delivered, subject to any applicable tax or other withholdings, to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

     (iv) Anything herein to the contrary notwithstanding, this Section 4(d) shall not apply where the Executive gives his explicit written waiver stating that for purposes of this Section 4(d) a Change in Control shall not be deemed to have occurred. The Executive's participation in any negotiations or other matters in relation to a Change in Control shall in no way constitute such a waiver which can only be given by an explicit written waiver as provided in the preceding sentence.

     (v) The Executive understands and agrees that the payments provided for in this Section 4(d) may be subject to a vote, advisory or otherwise, by the Company’s stockholders under the Securities Exchange Act of 1934 and the rules promulgated thereunder by the U.S. Securities and Exchange Commission, together with additional requirements that may be imposed by any stock exchange upon which the Company’s common stock or other securities are listed from time to time. The Company’s obligations to make the payments provided for in this Section 4(d) are subject to, and may be limited by, such rules and regulations as in effect from time to time.

e) Disability: This Agreement shall terminate automatically upon written notice from the Company in the event of the Executive’s absence or inability to render the services required hereunder due to disability, illness, incapacity or otherwise for an aggregate of one hundred and eighty (180) days during any twelve (12)-month period, provided that such disability, illness, incapacity or other cause has not occurred during the execution of the business of the Company by the Executive. In the event of any such absence or inability, the Executive shall be entitled to receive the compensation provided for herein for the first three hundred and sixty (360) days thereof, whereafter he shall only be entitled to receive such compensation, if any, as may be determined by the Board of Directors. The Company shall also provide the Executive with customary Disability Insurance at no cost to the Executive.

f) Death: In the event of the death of the Executive during the term of this Agreement, the Executive’s monthly payments shall continue to be paid to the Executive through the end of the twelfth month following the month in which the Executive’s death occurs.

g) Termination by Executive: The Executive shall be entitled to terminate this

Agreement at any time with or without cause by giving the Company twelve (12) months prior written notice of the termination. The Company shall have the right to require the

Executive to continue in his capacity as President during the twelve (12)-month notice period.

h) Effect of Termination: The Executive agrees that, upon termination of this

Agreement for any reason whatsoever, the Executive shall thereupon be deemed to have immediately resigned any position that the Executive may have as an officer, director or employee of the Company and each and every affiliate of the Company. In such event, the Executive shall, at the request of the Company or any affiliate in the Company, forthwith execute any and all documents appropriate to evidence such resignation. The Executive shall be entitled to any payment in respect of such resignation in addition to those provided for herein, except as expressly provided for pursuant to any other agreement entered into with any affiliate in the Company.

i) Survival of Terms: It is expressly agreed that notwithstanding termination of this Agreement for any reason or cause or in any circumstances whatsoever, such termination shall be without prejudice to the rights and obligations of the Executive and the Company respectively in relation to the time up to and including the date of termination and the provisions of paragraphs 3(b), 5, 6 and 7 of this Agreement, all of which shall remain and continue in full force and effect.

5. CONFIDENTIAL INFORMATION

a) The Executive agrees not to disclose, either during the term of this Agreement or at any time for a period of twenty four (24) months thereafter, to any person not employed by the Company or by any affiliate of the Company or not engaged to render services to the Company or to any affiliate in the Company, any trade secrets or confidential information of or relating to the Company or any affiliate of the Company obtained by the Executive during the term hereof; provided, however, that this provision shall not preclude the Executive from the use or disclosure of information known generally to the public (other than that which the Executive may have disclosed in breach of this Agreement) or of information required to be disclosed by law or court order applicable to the Executive or information authorized to be disclosed by the Board of Directors.

b) The Executive also agrees that upon termination of this Agreement for any reason whatsoever, the Executive will not take, without the prior written consent of the Board of Directors, any drawing, blueprint, specification, report or other document belonging or relating to the Company or to any affiliate of the Company.

6. NON-COMPETITION, NON-SOLICITATION

a) The Executive agrees that, during the Term of this Agreement, the Executive shall not engage in or participate in any entity in any industry that competes, directly or indirectly, with the businesses of the Company or any affiliate in the Company. The Executive agrees that, during the Term of this Agreement and for twelve (12) months thereafter, the Executive shall not solicit any business, customer, employee or consultant from the Company or any of its affiliates. The Executive acknowledges that these restrictions are reasonable in scope and duration, and that the Executive has received valuable consideration in exchange for agreeing to these restrictions.

7. COMPLIANCE WITH SECTION 409A

(a) General. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with, or be exempt from, Section 409A of the Code, and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive and on the Company). For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

     (b) No Guaranty of 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to the Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of, Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties that the Executive or any beneficiary of the Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

8. NOTICES

Any notices, requests, demands or other communications provided for by this Agreement shall be in writing and shall be sufficiently given when and if mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by personal delivery, overnight courier or by facsimile to the party entitled thereto at the address stated at the beginning of this Agreement or at such other address as the parties may have specified by similar notice. Any such notice shall be deemed delivered on the tenth business day following the mailing thereof if delivered by prepaid post or if given by means of personal delivery on the day of delivery thereof or if given by means of courier or facsimile transmission on the first business day following the dispatch thereof.

9. ASSIGNMENT

The respective rights and obligations of the Company under this Agreement shall be assignable, in whole or in part, to any company under the direct or indirect control of

Identive Group, Inc. (the “Permitted Assignment”). With the exception of the Permitted Assignment, the respective rights and obligations of the Executive and the Company under this Agreement shall not be assignable by either party without the written consent of the other party and shall, subject to the foregoing, inure to the benefit of and be binding upon the Executive and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10. APPLICABLE LAW

This Agreement shall be deemed a contract under, and for all purposes shall be governed by and construed in accordance with, the laws of state of California.

11. ARBITRATION

In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement or the breach thereof, the parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of sixty (60) days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules. The proceedings shall be held in the English language and the seat of the arbitral tribunal shall be in the city of Los Angeles, CA, USA, with one arbitrator and with each party bearing their own costs.

12. AMENDMENT OR MODIFICATION; WAIVER

No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Company (including any authorized officer or committee of the Board of Directors) and is in writing signed by the Executive and by a duly authorized representative of the Company. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar breach, condition or provision at the same time or at any prior or subsequent time.

13. ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties hereto with respect to the matters herein and supersedes all prior agreements and understandings, oral or written, between the parties hereto, relating to such matters.

14. COUNTERPARTS AND SIGNATURES

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic signature (including signature in Adobe PDF or similar format).

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in two counterparts on the date first above written.

IDENTIVE GROUP, INC.	EXECUTIVE

By: /s/ Jason D. Hart	/s/ Lawrence Midland

Jason D. Hart	Lawrence Midland
Chief Executive Officer